Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Reports Annual and Fourth Quarter Fiscal 2015 Results

CINCINNATI, Ohio —August 14, 2015 — Frisch’s Restaurants, Inc. (NYSE MKT: FRS) reported revenue of $211,893,000 for the fiscal year ended June 2, 2015 (fiscal 2015, a 52 week period), representing a $2,720,000 or 1.3 percent increase over the prior fiscal year (fiscal 2014, a 53 week period). Net earnings for the year increased $483,000 or 5.1 percent to $9,955,000 ($1.94 diluted earnings per share) compared to $9,472,000 ($1.86 diluted earnings per share) last year.

The additional week in fiscal 2014 contributed $3,963,000 to revenue in fiscal 2014, which yielded an estimated $737,000 in pretax earnings. Excluding the impact of the extra week in fiscal 2014, revenues in fiscal 2015 increased $6,683,000 or 3.3 percent and pretax earnings increased $3,414,000 or 35.6 percent. Net earnings for fiscal year 2014 also received the benefit of a much lower effective tax rate, which resulted from certain tax planning strategies.

For the fourth quarter of fiscal 2015 (12 weeks), revenue decreased $3,338,000 or 6.2 percent to $50,221,000 from $53,559,000 in the fourth quarter of fiscal 2014 (13 weeks). The decrease was due the effect of last year’s extra week. Net earnings decreased $1,022,000 or 28.8 percent in the fourth quarter of fiscal 2015 to $2,530,000 ($0.50 diluted earnings per share) compared to $3,552,000 ($0.70 diluted earnings per share) in the fourth quarter of fiscal 2014, which consisted of 13 weeks.

Disregarding the impact of the extra week in the prior year’s fourth quarter as discussed above, fourth quarter revenues increased $625,000 or 1.3 percent and pretax earnings increased $427,000 or 16.0 percent. Same store sales increased 2.5 percent in the fourth quarter of fiscal 2015 compared to the fourth quarter of the prior year.

The margin from restaurant operating income in the fourth quarter of fiscal 2015 improved to 14.5 percent from 11.7 percent in the prior year on lower food costs, payroll and health care costs. Administrative and advertising expense, a component of operating income, increased over $1,250,000 from the incurrence of professional fees associated with the announced sale of the Company.

Craig F. Maier, President and Chief Executive Officer, said, “Our restaurants had an excellent year and achieved especially strong results in the fourth quarter. We appreciate all the hard work of our people who made these results possible. It is a further testament to their achievements that the Company reported a profit every year since going public in 1960, which allowed the Company to pay a cash dividend to our shareholders every quarter over that 55 year period.”

As previously announced on May 21, 2015, the Company and NRD Partners I, L.P., a private equity fund, entered into an agreement pursuant to which an affiliate of NRD Partners I, L.P. will acquire all of the outstanding shares of Frisch’s Restaurants, Inc. for $34.00 per share in cash, or approximately $175 million. A special meeting of shareholders to approve the sale is scheduled for August 24, 2015 with the closing of the transaction subsequent to the meeting if shareholder approval is obtained.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Frisch’s Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Frisch’s Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

During the fiscal year ended June 2, 2015, the Company opened no new stores. At this time, the Company has not scheduled any new restaurant construction. A Frisch’s Big Boy restaurant located in Columbus, Ohio was closed permanently in July 2014. The Company currently operates 95 company-owned Frisch’s Big Boy restaurants and there are an additional 26 franchised Frisch’s Big Boy restaurants that are operated by licensees.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

[See attached Financial Statements]

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Frisch's Restaurants, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

			(Unaudited)
	52 weeks ended	53 weeks ended	12 weeks ended	13 weeks ended
	June 2,	June 3,	June 2,	June 3,
	2015	2014	2015	2014

Sales	$211,893	$209,173	$50,221	$53,559
Cost of sales
Food and paper	70,536	70,088	15,940	18,222
Payroll and related	72,986	74,236	17,207	18,837
Other operating costs	42,091	42,973	9,797	10,228
	185,613	187,297	42,944	47,287
Restaurant operating income	26,280	21,876	7,277	6,272
Administrative and advertising	16,725	12,539	4,437	3,186
Franchise fees and other revenue, net	(1,471)	(1,439)	(335)	(363)
(Gain) loss on sale of real property	(2,999)	(135)	4	(68)
Impairment of long-lived assets	653	-	-	-
Operating income	13,372	10,911	3,171	3,517
Interest expense	370	586	80	116
Earnings before income taxes	13,002	10,325	3,091	3,401
Income tax (benefits)	3,047	853	561	(151)
NET EARNINGS	$9,955	$9,472	$2,530	$3,552

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.94	$1.86	$.49	$.70
Diluted net earnings per share	$1.94	$1.86	$.50	$.70
Diluted average shares outstanding	5,138	5,101	5,147	5,113
Depreciation included above	$10,427	$10,721	$2,410	$2,561

Frisch's Restaurants, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	June 2,	June 3,
	2015	2014
Assets
Current assets
Cash and equivalents	$4,959	$1,124
Trade and other accounts receivables	2,218	1,900
Inventories	6,267	5,637
Other current assets	3,375	4,653
	16,819	13,314

Net property and equipment	101,360	104,862

Other assets
Goodwill and other intangible assets	770	773
Real property not used in operations	6,029	6,744
Other	4,033	3,261
	10,832	10,778

Total assets	$129,011	$128,954

Liabilities and shareholders' equity
Current liabilities
Long-term debt, current maturities	$-	$1,996
Accounts payable	6,248	7,594
Accrued expenses	11,536	9,319
	17,784	18,909

Long-term obligations
Long-term debt, less current maturities	-	4,737
Other long-term obligations	11,217	12,055
	11,217	16,792

Shareholders' equity	100,010	93,253

Total liabilities and shareholders' equity	$129,011	$128,954